EXHIBIT 99.1

Investor Relations contact:
Jeffrey P. Harris
Tel: 415-278-7933
investor_relations@gymboree.com

Media Relations contact:
Jamie Falkowski
Tel: 415-278-7942
media_relations@gymboree.com

The Gymboree Corporation Reports Fourth Quarter and Full Year 2006 Results

San Francisco, Calif., March 13, 2007 – The Gymboree Corporation (NASDAQ: GYMB) today reported consolidated financial results for the fourth fiscal quarter and full year ended February 3, 2007.  As a result of the closure of the Janeville division in the fourth quarter of 2006, the results of the Janeville division have been presented as discontinued operations for all periods and excluded from the discussion of financial results for the fourth fiscal quarter and full year 2006, as well as from the financial outlook for 2007 presented below.

Fourth Fiscal Quarter Ended February 3, 2007

For the fourth fiscal quarter, net sales were $241.0 million, an increase of 18% compared to $203.7 million in net sales for the same quarter of the prior year.  As previously reported, comparable store sales for the quarter increased 7% over the fourth quarter of last year.

Gross profit for the fourth fiscal quarter of 2006 increased 110 basis points to 49.9% compared to 48.8% for the same quarter of the prior year.  The improvement was primarily the result of the Company’s continuing product cost reduction strategies and buying and occupancy expense leverage.

SG&A expense for the fourth quarter was $82.2 million or 34.1% of sales, compared to $66.7 million or 32.8% of sales in the comparable quarter of the prior year.  The increase of SG&A as a percentage of sales in the current quarter was the result of a number of factors including $3.0 million ($0.06 per diluted share) of stock compensation expense related to FAS 123R “Share-Based Payment.”  The Company also incurred a $1.3 million charge ($0.02 per diluted share) resulting from the settlement of a wage and hour class action lawsuit.  Excluding these two items, SG&A expense as a percentage of sales fell 50 basis points from the prior year to 32.3%.

Income from continuing operations for the fourth quarter increased 26% to $26.8 million ($0.82 per diluted share) compared to income from continuing operations of $21.2 million ($0.63 per diluted share) for the same period last year.  In addition to the items mentioned above, fiscal fourth quarter results were also impacted by the following unique items:

•	Income from continuing operations increased by approximately $0.05 per diluted share due to the addition of the fifty-third week in fiscal 2006;

•

Income tax expense from continuing operations was reduced $1.7 million ($0.05 per diluted share) due to the expected utilization of certain state net operating loss carryforwards (NOLs) as a result of the Company’s significant earnings improvement;

•	Other income increased $1.2 million ($0.02 per diluted share) as a result of the beneficial legal settlement previously disclosed.

In addition, favorable year-end shrink results provided approximately $2.1 million ($0.04 per diluted share) of incremental income from continuing operations.  The current year net benefit from shrink is similar to the $0.04 per diluted share benefit realized from the fiscal 2005 year-end shrink results.

Please refer to Exhibit C for a reconciliation of the specific items not contemplated in the Company’s previously provided earnings guidance.

Fiscal Year 2006 Ended February 3, 2007

Net sales for the 53-week period ended February 3, 2007 were $791.6 million, an increase of 19% compared to net sales of $667.5 million for the 52 weeks of the prior fiscal year. Comparable store sales for fiscal 2006 increased 12% over the corresponding period of the prior year.

For the full fiscal year ended February 3, 2007, income from continuing operations was $71.2 million ($2.15 per diluted share), compared to income from continuing operations of $38.2 million ($1.19 per diluted share) for the same period last year.  The Company opened 63 new stores consisting of 17 Gymboree stores, 29 Gymboree Outlet stores and 17 Janie and Jack shops during the fiscal year.

•	Year-over-year, gross profit increased by over 430 basis points. The Company expects to improve merchandise margins during fiscal 2007 as a result of its continuing product cost reduction strategies.

•

Year-over-year SG&A expense increased by approximately 20 basis points largely due to FAS 123R stock compensation expense and increased marketing expenditures.  The Company expects to continue to leverage SG&A before the effect of incremental marketing expenditures in fiscal 2007.

•

Fiscal 2006 operating income as a percentage of sales increased over 410 basis points to 13.4% of sales.  The Company continues to focus on a long-term goal of generating operating margins of 15% or better.

•	Cash and investments at the end of fiscal 2006 were approximately $157 million.

•

Merchandise inventories at the end of fiscal 2006 increased by approximately 6% to $104 million versus $98 million in the prior year.  On a per store basis, inventories were $149,000, down 2.6% compared to the prior year.

Fiscal 2007 Business Outlook

For the first quarter of fiscal year 2007, the Company plans for flat to slightly positive comparable store sales.  For the full fiscal year 2007, the Company plans for slightly positive comparable store sales.

In the coming year, the Company plans to open a minimum of 90 new stores, consisting of 20 Gymboree stores, 45 Gymboree Outlet stores, 15 Janie and Jack shops and a minimum of 10 stores in the previously discussed new concept.

The Company expects income from continuing operations for the first fiscal quarter of 2007 to be in the range of $0.60 to $0.63 per diluted share.  For the full fiscal year 2007, the Company estimates that its income from continuing operations will be in the range of $2.36 to $2.40 per diluted share.

Management Presentation

The live broadcast of the discussion of fourth quarter and full fiscal year 2006 financial results will be available to interested parties at 1:30 p.m. PT (4:30 p.m. ET) on Tuesday, March 13, 2007.  To listen to the live broadcast over the internet, please log on to www.gymboree.com, click on “Our Company” at the bottom of the page, go to “Investor and Media Relations” and then “Conference Calls, Webcasts & Presentations.”  A replay of the call will be available two hours after the broadcast through midnight PT, Wednesday, March 21, 2007, at 800-642-1687.

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of March 3, 2007, the Company operated 706 stores: 577 Gymboree® retail stores (548 in the United States and 29 in Canada), 48 Gymboree Outlet stores and 81 Janie and Jack® retail shops. The Company also operates online stores at www.gymboree.com and www.janieandjack.com, and offers directed parent-child developmental play programs at 545 franchised and company-operated centers in the United States and 29 other countries.

Forward-Looking Statements

The foregoing sales and earnings figures for the fourth quarter and fiscal year 2006 ended February 3, 2007 are un-audited and subject to quarter-end and year-end adjustment, and could differ materially from the financial information indicated. The foregoing paragraphs contain forward-looking statements relating to anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended January 28, 2006. These forward-looking statements reflect The Gymboree Corporation’s expectations as of March 13, 2007. The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree and Janie and Jack are registered trademarks of The Gymboree Corporation.

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EXHIBIT A

THE GYMBOREE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share and operating data)
(Unaudited)

	14 Weeks Ended Feb. 3, 2007	13 Weeks Ended Jan. 28, 2006	53 Weeks Ended Feb. 3, 2007	52 Weeks Ended Jan. 28, 2006

Net sales:
Retail	$238,506	$200,261	$781,172	$656,546
Play & Music	2,510	3,441	10,466	10,946

Total net sales	241,016	203,702	791,638	667,492
Cost of goods sold, including buying and occupancy expenses	(120,776)	(104,394)	(407,180)	(372,158)

Gross profit	120,240	99,308	384,458	295,334
Selling, general and administrative expenses	(82,230)	(66,721)	(278,294)	(233,481)

Operating income	38,010	32,587	106,164	61,853
Other income	2,613	817	6,642	1,806

Income from continuing operations, before income taxes	40,623	33,404	112,806	63,659
Income tax expense	(13,846)	(12,238)	(41,655)	(25,460)

Income from continuing operations, net of tax	26,777	21,166	71,151	38,199
Loss from discontinued operations, net of tax	(2,371)	(814)	(10,901)	(4,515)

Net income	$24,406	$20,352	$60,250	$33,684

Basic per share amounts:
Income from continuing operations, net of tax	$0.86	$0.66	$2.25	$1.21
Loss from discontinued operations, net of tax	(0.08)	(0.03)	(0.34)	(0.14)

Net income	$0.78	$0.63	$1.90	$1.07

Diluted per share amounts:
Income from continuing operations, net of tax	$0.82	$0.63	$2.15	$1.19
Loss from discontinued operations, net of tax	(0.07)	(0.02)	(0.33)	(0.14)

Net income	$0.75	$0.61	$1.82	$1.05

Weighted average shares outstanding:
Basic	31,195	32,150	31,647	31,485
Diluted	32,630	33,539	33,099	32,178
Operating Data:
Stores Open at the Beginning of the Period	692	647	642	634
New Stores	12	4	63	28
Closed Stores	(6)	(9)	(7)	(20)

Stores Open at the End of the Period	698	642	698	642

Gross Store Square Footage	1,311,000	1,191,000	1,311,000	1,191,000
Merchandise Inventories per Store	$149,000	$153,000	$149,000	$153,000

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	February 3, 2007	January 28, 2006

Current Assets
Cash and cash equivalents	$27,493	$32,037
Marketable securities	129,325	115,000
Accounts receivable	12,988	11,875
Merchandise inventories	104,293	98,209
Prepaid income taxes	—	5,285
Prepaid expenses and deferred taxes	19,621	7,190
Current assets of discontinued operations	126	13,153

Total current assets	293,846	282,749

Property and Equipment, net	150,251	135,846
Lease Rights, Deferred Taxes and Other Assets	10,111	6,183

Total Assets	$454,208	$424,778

Current Liabilities
Accounts payable	$55,872	$44,021
Accrued liabilities	66,334	55,277
Income tax payable	8,002	—
Current liabilities of discontinued operations	1,928	4,406

Total current liabilities	132,136	103,704

Long Term Liabilities
Deferred rent and other liabilities	46,345	45,997
Stockholders’ Equity	275,727	275,077

Total Liabilities and Stockholders’ Equity	$454,208	$424,778

EXHIBIT B

THE GYMBOREE CORPORATION
QUARTERLY INFORMATION FOR FISCAL 2006
(In thousands, except per share and operating data)
(Unaudited)

	13 Weeks Ended April 29, 2006	13 Weeks Ended July 29, 2006	13 Weeks Ended October 28, 2006	14 Weeks Ended Feb. 3, 2007	53 Weeks Ended Feb. 3, 2007

Net sales:
Retail	$183,036	$149,643	$209,987	$238,506	$781,172
Play & Music	2,767	2,481	2,708	2,510	10,466

Total net sales	185,803	152,124	212,695	241,016	791,638
Gross profit	90,309	65,251	108,658	120,240	384,458
Operating income (loss)	28,475	(183)	39,862	38,010	106,164
Income from continuing operations, net of tax	18,612	1,160	24,602	26,777	71,151
Net income	$17,883	$544	$17,417	$24,406	$60,250
Basic per share amounts:
Income from continuing operations, net of tax	$0.57	$0.04	$0.79	$0.86	$2.25
Net income	$0.55	$0.02	$0.56	$0.78	$1.90
Diluted per share amounts:
Income from continuing operations, net of tax	$0.55	$0.04	$0.75	$0.82	$2.15
Net income	$0.53	$0.02	$0.53	$0.75	$1.82
Weighted average shares outstanding:
Basic	32,491	31,570	31,332	31,195	31,647
Diluted	33,596	33,041	32,735	32,630	33,099
Operating Data:
Comparable store sales	13%	12%	16%	7%	12%
Number of stores at end of period	655	667	692	698	698
Square feet of retail store space at end of period	1,218,000	1,250,000	1,298,000	1,311,000	1,311,000

Exhibit C

The Company routinely provides earnings guidance as part of its normal business operations.
Some items discussed in the Company’s press release were not contemplated in the management’s most recent guidance.
The table below provides a summary of the Company’s fourth quarter results adjusted for the items not previously contemplated in the Company’s most recently issued guidance.

RECONCILATION OF DILUTED EARNINGS PER SHARE LESS ITEMS NOT CONTEMPLATED IN PREVIOUSLY SUPPLIED GUIDANCE

Diluted per share amounts:
Income from continuing operations, net of tax, as reported	$0.82
Items not contemplated in previously supplied guidance:
Favorable inventory shrink adjustment (included in cost of goods sold)	(0.04)
Wage and hour class action lawsuit settlement (included in selling, general and administrative expenses)	0.02
Decrease in income tax expense due to expected state NOL utilization (included in income tax expense)	(0.05)

Income from continuing operations, net of tax less items not contemplated in previously supplied guidance	$0.75

Most recent fourth quarter earnings guidance	$0.70 - $ 0.72